Exhibit 12
Statement Re: Computation of Ratio of Earnings to Fixed Charges
(amounts in thousands, except ratios)

	Year Ended December 31,
	2007		2006		2005		2004		2003

Pre-tax income from continuing operations	$119,762		$105,379		$69,344		$56,792		$49,312

Fixed Charges:
Interest expense	$9,552		$9,554		$9,579		$9,589		$6,289
Amortized premiums	—		—		—		—		91
Interest component of rental expense(1)	571		570		565		486		411

Total Fixed Charges	$10,123		$10,124		$10,144		$10,075		$6,791

Pre-tax income from continuing operations plus fixed charges	$129,885		$115,503		$79,488		$66,867		$56,103

Ratio of Earnings to Fixed Charges	12.8	x	11.4	x	7.8	x	6.6	x	8.3	x

	Quarter Ended		First Half Ended
	June 28, 2008		June 28, 2008
Pre-tax income	$31,498		$57,211

Fixed Charges:

Interest expense	$2,382		$4,769
Interest component of rental expense(1)	143		286

Total Fixed Charges	$2,525		$5,055

Pre-tax income plus fixed charges	$34,023		$62,266

Ratio of Earnings to Fixed Charges	13.5	x	12.3	x

(1)	Represents appropriate portion (1/3) of rental expense.

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